Exhibit (l)

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE
NEW YORK, NY 10036-6522
(212) 735-3000

December 18, 2008

The Gabelli Global Deal Fund One Corporate Center Rye, New York 100580-1422

RE:	The Gabelli Global Deal Fund – File Nos. 333-149864 and 811-21969

Ladies and Gentlemen:

We have acted as special counsel to The Gabelli Global Deal Fund, a statutory trust (the "Fund") created under the Delaware Statutory Trust Act, in connection with certain matters arising out of the registration of the following securities having an aggregate offering price of up to $200,000,000 (collectively, the "Securities"): (i) preferred shares of the Fund, (ii) notes of the Fund ("Notes"), and (iii) subscription rights to purchase preferred shares of the Fund ("Rights"), covered by the registration statement on Form N-2 (File Nos. 333-149864 and 811-21969), and all amendments thereto (the "Registration Statement"), filed by the Fund with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act").

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a)        the Registration Statement as filed with the Commission on March 24, 2008 under the 1933 Act;

(b)        the Pre-Effective Amendments No. 1, No. 2, No. 3 and No. 4 to the Registration Statement as filed with the Commission on May 19, 2008, July 11, 2008, August 4, 2008, and August 6, 2008, respectively;

(c)        the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on August 6, 2008 (the "Notice of Effectiveness") and Post-Effective Amendments No. 1, No. 2 and No. 3 thereto as filed with the Commission on October 8, 2008, November 12, 2008 and December 9, 2008, respectively;

(d)        the Amended and Restated Agreement and Declaration of Trust of the Fund (the "Declaration of Trust"), filed as an exhibit to the Registration Statement;

(e)        the By-Laws of the Fund (the "By-Laws"), filed as an exhibit to the Registration Statement;

(f)   the Statement of Preferences setting forth the rights, powers, terms, and preferences of the Cumulative Callable Series A Preferred Shares (the "Preferred Shares");

(g)        a specimen certificate representing the Preferred Shares; and

(h)        resolutions (the "Resolutions") adopted by the Board of Trustees of the Fund (the "Board of Trustees") and the pricing committee appointed thereby relating to the registration and issuance of the Preferred Shares and related matters.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Fund, its trustees and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, we have assumed that the share certificates representing the Preferred Shares will conform to the specimen examined by us and will be signed manually or by facsimile by an authorized officer of the transfer agent and registrar for the Preferred Shares and registered by such transfer agent and registrar. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Fund and others.

Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to any laws other than Delaware corporate law.   Based upon and subject to the foregoing, we are of the opinion that, when (i) the Post-Effective Amendment No. 1 becomes effective under the 1933 Act; and (ii) certificates representing the Preferred Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Preferred Shares and registered by such transfer agent and registrar, and have been delivered to and paid for by the initial purchasers at a price per share not less than the per share par value of the Preferred Shares as contemplated by the arrangements governing such issuance and sale, the issuance and sale of the Preferred Shares will have been duly authorized, and the Preferred Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Opinions” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP